Exhibit 16.1



March 9, 2007


U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm of Liberty Diversified Holdings, Inc., a Nevada corporation (the "Company") and we reported on the balance sheets of the Company for the years ending December 31, 2004 and December 31, 2005 and the related statements of operations, stockholders' equity and cash flows for the years then ended.

On January 29, 2007, we declined to stand for re-election as the
independent registered public accounting firm of the Company   We have read
the Company's statements included under Item 4.01 of its Form 8-K/A Amendment No. 1, dated March 9, 2007 and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements related to the engagement of Kabani & Company as their independent registered public accounting firm.

Sincerely,

/s/ Chisholm, Bierwolf & Nilson

Chisholm, Bierwolf & Nilson
March 12, 2007